EXECUTION COPY

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                          AGREEMENT AND PLAN OF MERGER



                                 BY AND BETWEEN




                                ISP HOLDINGS INC.

                                       AND

                      INTERNATIONAL SPECIALTY PRODUCTS INC.



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                           DATED as of MARCH 30, 1998

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NYFS01...:\01\47201\0035\2377\AGR6187K.25L

                          AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER, dated as of March 30, 1998 (this "Agreement"), by and between ISP Holdings Inc., a Delaware corporation ("ISP Holdings"), and International Specialty Products Inc., a Delaware corporation ("ISP"). ISP Holdings and ISP are hereinafter sometimes collectively referred to as the "Constituent Corporations."

            WHEREAS, ISP has authorized capital stock consisting of (i) 300,000,000 shares of common stock, par value $.01 per share ("ISP Common Stock"), of which 96,057,477 shares are issued and outstanding as of March 20, 1998, and (ii) 20,000,000 shares of preferred stock, par value $.01 per share, none of which is issued and outstanding as of the date hereof; and

            WHEREAS, ISP Holdings owns 80,500,000 shares of ISP Common Stock, constituting approximately 84% of the outstanding shares of ISP Common Stock; and

            WHEREAS, ISP Holdings has authorized capital stock consisting of (i) 3,000,000 shares of common stock, par value $.01 per share ("ISP Holdings Common Stock"), of which 1,754,374 shares are issued and outstanding as of March 20, 1998 and (ii) 800,000 shares of cumulative redeemable convertible preferred stock, par value $.01 per share, none of which is issued and outstanding as of the date hereof, and has outstanding options to purchase 121,658 shares of ISP Holdings Series A Redeemable Convertible Preferred Stock and 27,748 stock appreciation rights outstanding based on the value of ISP Holdings Common Stock; and

            WHEREAS, ISP intends to organize a new direct, wholly owned subsidiary ("Newco"); and

            WHEREAS, the respective Boards of Directors of ISP Holdings and ISP believe it is in the best interest of each of ISP Holdings and ISP and their respective stockholders to consummate the merger of ISP with and into ISP Holdings (the "Merger") pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and in accordance with the terms and subject to the conditions of this Agreement, immediately following the transfer by ISP (and at the request of ISP Holdings which



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
request is deemed to be made by the execution of this Agreement) of all of ISP's assets to Newco and, in connection therewith, Newco's assumption of all of ISP's liabilities, other than ISP's rights and obligations under this Agreement (the "Transfer");

            WHEREAS, based upon the unanimous recommendation of the committee of the Board of Directors of ISP comprised of members thereof who are not stockholders, directors or officers of, or consultants to, ISP Holdings or its affiliates (other than ISP and its subsidiaries (the "Committee")), pursuant to the applicable provisions of the DGCL, the Board of Directors of ISP has approved the Merger upon the terms and subject to the conditions set forth herein and has recommended approval of this Agreement by the stockholders of ISP.

            WHEREAS, the Board of Directors of ISP Holdings has unanimously approved the Merger upon the terms and subject to the conditions set forth herein and has recommended approval of this Agreement by its stockholders; and

            NOW, THEREFORE, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

            Section 1.01. Surviving Corporation. Upon the terms and subject to the conditions hereof, on the Effective Date (as defined in Section 1.06 hereof), ISP shall be merged with and into ISP Holdings in accordance with the applicable provisions of the DGCL and the separate corporate existence of ISP shall thereupon cease, and ISP Holdings, as the surviving corporation in the Merger (hereinafter referred to for periods on and after the Effective Date as the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Delaware under the name "International Specialty Products Inc." The Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject to the provisions of the DGCL and the terms of the documents evidencing the Transfer, at the Effective Date, all property, real, personal and mixed, and all debts due to any of the Constituent Corporations on whatever account, or belonging to each of the Constituent Corporations, shall be



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
vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, under the laws of the State of Delaware, in any of the Constituent Corporations, shall not revert or be in any way impaired by reason of the DGCL; but all rights of creditors and all liens upon any property of any of the Constituent Corporations shall be preserved unimpaired, and, subject to the terms of the documents evidencing the Transfer, all debts, liabilities and duties of the respective Constituent Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

            Section 1.02. Certificate of Incorporation. The Certificate of Incorporation of ISP Holdings, as in effect immediately prior to the Effective Date, shall be the Certificate of Incorporation of the Surviving Corporation, but shall be amended, as of the Effective Date, to be identical to the Certificate of Incorporation of ISP as in effect immediately prior to the Effective Date, until thereafter amended as provided by law.

            Section 1.03. By-Laws. The By-Laws of ISP, as in effect immediately prior to the Effective Date, shall be the By-Laws of the Surviving Corporation (with the corporate name thereon reflecting the name of the Surviving Corporation) until thereafter amended as provided by law.

            Section 1.04. Directors. The directors of ISP immediately prior to the Effective Date shall be the directors of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

            Section 1.05. Officers. The officers of ISP immediately prior to the Effective Date shall be the officers of the Surviving Corporation and shall hold office from the Effective Date until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.




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            Section 1.06. Effective Date. Subject to the terms and conditions hereof, the effective date of the Merger (the "Effective Date") shall be the date of filing of the Certificate of Merger with the Secretary of State of the State of Delaware ("Certificate of Merger"), which shall be no later than the second business day after satisfaction or waiver in accordance with the terms of this Agreement of all conditions to the Merger specified in Articles VI, VII and VIII hereto or such other day as shall be mutually agreeable to the parties hereto.


                                   ARTICLE II

                        CONVERSION OF SHARES AND OPTIONS

            Section 2.01. Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

            (a) each issued and outstanding share of ISP Common Stock (other than the shares owned of record by ISP Holdings) shall automatically be converted into one share of common stock, par value $.01 per share ("New ISP Common Stock"), of the Surviving Corporation;

            (b) each issued and outstanding share of ISP Common Stock owned of record by ISP Holdings immediately prior to the Effective Date shall be cancelled and retired without payment of any consideration therefor and shall cease to exist; and

            (c) each issued and outstanding share of ISP Holdings Common Stock shall automatically become a number of shares of New ISP Common Stock equal to the quotient obtained by dividing 53,833,333 by the number of outstanding shares of ISP Holdings Common Stock as of the Effective Date (such quotient being the "Conversion Ratio").

            Section 2.02. ISP Incentive Plan. As of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, all outstanding stock options granted pursuant to ISP's 1991 Incentive Plan for Key Employees and Directors (as amended, from time to time, the "ISP Incentive Plan") shall be exercisable for shares of New ISP Common Stock at the same prices and on the same terms and conditions as such options would have been exercisable for ISP Common Stock immediately prior to the



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Merger. As of the Effective Date, the ISP Incentive Plan shall continue as the
ISP Incentive Plan of the Surviving Corporation and shall be amended to provide that all stock options issued thereunder that are outstanding as of the Effective Date, or that may be granted thereunder after the Effective Date, shall become immediately exercisable if a Change of Control (as defined in the ISP Incentive Plan) shall occur and at any time following such Change of Control, the Surviving Corporation (or any successor thereto) terminates without cause the employment of the holder of such stock option, such holder's employment is terminated as a result of his death or permanent disability or such holder terminates such employment for "good reason." The holder thereof shall be deemed to terminate his employment for "good reason" if he does so as result of a change or changes in the terms of his employment that are materially adverse to the holder, including with respect to his salary and bonus, level of responsibility or geographic location of employment.

            Section 2.03. Treatment of ISP Holdings Options. (a) As of the Effective Date, by virtue of the Merger and without any further action on the part of the holders thereof (certain consents of which previously have been obtained or will be obtained prior to the Effective Date), each outstanding option (the "ISPH Preferred Stock Options") to purchase shares of ISP Holdings Series A Cumulative Redeemable Convertible Preferred Stock that has not vested prior to the Effective Date, will represent, subject to Section 2.03(f), the right to receive cash from the Surviving Corporation on each vesting date (each, a "Preferred Stock Vesting Date") prescribed by the applicable agreement pursuant to which ISP Holdings granted such ISPH Preferred Stock Options (the "Option Agreements"), in an amount equal to the excess of (i) the Option Price with respect to the ISP Holdings Preferred Stock Options that vest on such Preferred Stock Vesting Date, over (ii) the aggregate exercise price of such vested ISPH Preferred Stock Options. The Option Price shall be equal to the (i) the number of shares of New ISP Common Stock that would have been received in the Merger in accordance with Section 2.01(c) if, immediately prior to the Effective Date and subject to Section 2.03(e), the applicable ISPH Preferred Stock Option had been exercised and the shares of preferred stock underlying the ISPH Preferred Stock Options had been converted into shares of ISP Holdings Common Stock multiplied by (ii) $16.125.




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            (b) On the Effective Date, each holder of ISPH Preferred Stock
Options also will be granted (which grant shall be deemed to have been made as of the date hereof), options under the ISP Incentive Plan (the "New Stock Options") to purchase such number of shares of New ISP Common Stock as the holder would have been entitled to receive in accordance with the conversion rate described in Section 2.01(c), assuming such holder had exercised all of such holder's ISPH Preferred Stock Options immediately prior to Effective Date and converted such shares of preferred stock into ISP Holdings Common Stock and subject to Section 2.03(e). The New Stock Options will have an exercise price equal to $16.125, will vest, subject to the terms of the ISP Incentive Plan, in accordance with the vesting schedule of such holder's Option Agreement and will have such other terms as are prescribed by the ISP Incentive Plan and the agreement pursuant to which the New Stock Options will be issued to such holder. The term of expiration of the New Stock Options will be the same as the term of expiration of the ISPH Preferred Stock Options. ISP agrees to take all action necessary prior to the Effective Date, including presenting the matter for the vote of the ISP stockholders as contemplated in Section 5.5, to ensure that there is authorized under the ISP Incentive Plan a sufficient number of shares of New ISP Common Stock to be issued upon the exercise of the New Stock Options.

            (c) As of the Effective Date, with respect to stock appreciation rights ("SARs") granted by ISP Holdings based upon the value of ISP Holdings Common Stock that are vested as of the Effective Date and, with respect to SARs that are not vested prior to the Effective Date, on each subsequent vesting date (each a "SAR Vesting Date") prescribed by the agreement pursuant to which ISP Holdings granted such holder SARs (the "SAR Agreements"), such SARs will represent, subject to Section 2.03(f), the right to receive from the Surviving Corporation cash in an amount equal to (i) the SAR Price with respect to SARs that vest on such SAR Vesting Date, over (ii) the aggregate Appreciation Value (as defined in the applicable SAR Agreement and as calculated as set forth in Section 2.03(e)) of such SARs. The SAR Price shall be equal to the (i) the number of shares of New ISP Common Stock that would have been received in the Merger in accordance with Section 2.01(c) if, subject to Section 2.03(e), the shares of ISP Holdings Common Stock underlying the SAR had been outstanding at the Effective Date multiplied by (ii) $16.125.




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            (d) On the Effective Date, each holder of an SAR also will be granted (which grant shall be made as of the date hereof) options under the ISP Incentive Plan (the "New SAR Options") to purchase such number of shares of New ISP Common Stock as is equal to the number of shares of ISP Holdings Common Stock underlying the SAR multiplied by the conversion rate set forth in Section 2.01(c) above. The New SAR options will have an exercise price equal to $16.125, will vest, subject to the terms of the ISP Incentive Plan, in accordance with the existing vesting schedule of such holder's SAR Agreement and will have such other terms as are prescribed by the ISP Incentive Plan and the agreement pursuant to which the New SAR Options will be issued to such holder. The term of expiration of the New SAR Options will be the same as the term of expiration of the SARs. ISP agrees to take all action necessary prior to the Effective Date, including presenting the matter for the vote of the ISP stockholders as contemplated in Section 5.5, to ensure that there is authorized under the ISP Incentive Plan a sufficient number of shares of New ISP Common Stock to be issued upon the exercise of the New SAR Options.

            (e) With respect to calculating (i) the number of shares of ISP Holdings Common Stock that holders of ISPH Preferred Stock Options would have received had they exercised their options and converted the underlying preferred stock immediately prior to the Effective Date and (ii) the Appreciation Value of the shares of ISP Holdings Common Stock underlying the SARs, (A) for purposes of
Section 2.03(a) and Section 2.03(c), it is assumed that each portion of the ISPH Preferred Stock Options would have been exercised and the underlying preferred stock would have been converted on, and that each portion of the SARs would have been held until, the date such portion would have initially become vested (or, if later, the Effective Date) and (B) for purposes of Section 2.03(b), it is assumed that the ISPH Preferred Stock Options would have been exercised and the underlying preferred stock would have been converted on the date that all of the options (each grant to be treated separately) held by a holder would have become vested, so that, in each case, the interest factor under the terms of the Option Agreements and the SAR Agreements in respect of the shares of ISP Holdings Common Stock underlying the preferred stock and SARs would be deemed to continue to accrue until such time.

            (f) The right of each holder to receive cash in accordance with Sections 2.03(a) and (c) shall be subject to the terms of the applicable Option Agreements and SAR



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Agreements regarding continued employment with ISP Holdings or its affiliates.
In addition, the right of each holder to receive cash in accordance with Section 2.03(a) and (c), and the right of each holder to exercise New Stock Options and New SAR Options, shall become immediately exercisable if a Change of Control (as defined in the ISP Incentive Plan) shall occur and at any time following such Change of Control, the Surviving Corporation (or any successor thereto) terminates without cause the employment of the holder of such ISPH Preferred Stock Option or SAR, such holder's employment is terminated as a result of his death or permanent disability or such holder terminates such employment for "good reason." The holder shall be deemed to terminate his employment for "good reason" if he does so as a result of a change or changes in the terms of his employment that are materially adverse to the holder, including with respect to his salary and bonus, level of responsibility or geographic location of employment.

            Section 2.04. Stock Certificates. (a) On the Effective Date, each issued and outstanding share of ISP Common Stock (other than the shares owned of record by ISP Holdings, which will be cancelled) shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, become one share of New ISP Common Stock, and the certificates which represent such shares of ISP Common Stock will automatically represent the shares of New ISP Common Stock into which such shares of ISP Common Stock shall have been converted in the Merger. After the Effective Date, as presently outstanding certificates representing shares of ISP Common Stock (other than the shares owned of record by ISP Holdings) are presented for transfer, new stock certificates bearing the name of the Surviving Corporation and representing the appropriate number of shares of New ISP Common Stock shall be issued.

            (b) On the Effective Date, each issued and outstanding share of ISP Holdings Common Stock shall automatically, by virtue of the Merger and without any action on the part of the holder thereof, become a number of shares of New ISP Common Stock equal to the Conversion Ratio, and the certificates which represent such shares of ISP Holdings Common Stock will automatically represent the shares of New ISP Common Stock into which such shares of ISP Holdings Common Stock shall have been become in the Merger. After the Effective Date, as presently outstanding certificates representing shares of ISP Holdings Common Stock are presented for transfer, new stock certificates bearing the name of the Surviving Corporation and



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representing the appropriate number of shares of New ISP Common Stock shall be issued.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                     OF ISP

            ISP represents and warrants to ISP Holdings as follows:

            Section 3.01. Organization. ISP is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

            Section 3.02. Capitalization. The capitalization of ISP appearing in the recitals to this Agreement is true and correct as of the date hereof. All of the issued and outstanding shares of ISP Common Stock are validly issued, fully paid and non-assessable and free from preemptive rights.

            Section 3.03. Authority Relative to this Agreement. ISP has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ISP and, except for the approval of this Agreement in accordance with the DGCL by the stockholders of ISP, no other corporate proceeding on the part of ISP is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ISP and constitutes a valid and binding obligation of ISP enforceable against it in accordance with its terms, subject to (i) approval in accordance with the DGCL of the stockholders of ISP and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).




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            Section 3.04. Consents and Approvals; No Violation. Except for
applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), filings with various state blue sky authorities and filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Constituent Corporations are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or authority, the absence of which could be reasonably expected to, either individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of ISP and its subsidiaries, taken as a whole, is necessary for the execution and delivery by ISP of this Agreement or the consummation by ISP of the transactions contemplated by this Agreement. Except as set forth in
Schedule 3.04, neither the execution, delivery and performance by ISP of this Agreement nor the consummation by ISP of the transactions contemplated hereby nor compliance by ISP with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of ISP, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which ISP is a party or by which ISP or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ISP or any of its properties or assets, except with respect to clauses (ii) and
(iii), such violations, breaches or defaults which, either individually or in the aggregate, could not be reasonably expected to have a material adverse effect on the business, operations or financial condition of ISP and its subsidiaries, taken as a whole.

            Section 3.05. Proxy Statement/Prospectus. None of the information supplied or to be supplied by ISP for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be mailed to the stockholders of ISP in connection with the meeting of stockholders of ISP convened in accordance with Section 5.05 or in the Registration Statement (as defined in Section 5.04) will, (a) in the case of the Registration Statement, at the time it is filed with the Securities and Exchange Commission (the "SEC") or any other regulatory authority, at the time it becomes effective



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and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Proxy Statement, at the time it is filed with the SEC or any other regulatory authority, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meetings of the stockholders to which the Proxy Statement relates and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Date any event with respect to ISP, its officers and directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of ISP. The Proxy Statement and any other SEC filing in connection with the Merger will comply (with respect to ISP) in all material respects, as to form, with the applicable requirements of each of the Securities Act and the Exchange Act, and the respective rules and regulations thereunder.

            Section 3.06. Fairness Opinion. Each of the Board of Directors and the Committee has received an opinion of J.P. Morgan & Co., Inc. ("J.P. Morgan"), financial advisor to ISP, that the terms of the Merger are fair, from a financial point of view, to ISP and its stockholders (other than ISP Holdings) (the "Unaffiliated Stockholders").


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF ISP HOLDINGS

            ISP Holdings represents and warrants to ISP as follows:

            Section 4.01. Organization. Each of ISP Holdings and Belleville Realty Corp. ("Belleville") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its



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properties and to carry on its business as now being conducted.

            Section 4.02. Capitalization. The capitalization of ISP Holdings appearing in the recitals of this Agreement is true and correct as of the date hereof. All the issued and outstanding shares of ISP Holdings Common Stock are validly issued, fully paid and non-assessable and free from preemptive rights. Except for the stock options and stock appreciation rights described in the recitals to this Agreement and in the agreements listed on Schedule 4.02 (true and complete copies of which have been delivered to the Committee), (i) there are no subscriptions, options, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any equity security of ISP Holdings or Belleville, including any rights of conversion or exchange under any outstanding securities or other instruments and (ii) there are not any outstanding obligations of ISP Holdings to repurchase, redeem or otherwise acquire any share of capital stock of ISP Holdings or make any material investment (in the form of a loan, capital contribution or otherwise) in any person.

            Section 4.03. Subsidiaries. Except for its ownership of capital stock of Belleville and ISP and investments in securities in accordance with customary trading activities, ISP Holdings does not own any capital stock or other equity securities of any corporation, has no direct or indirect equity or ownership interest in, by way of stock ownership or otherwise, any corporation, partnership, joint venture, association or business enterprise and is not contemplating acquiring any such interest. All of the outstanding shares of capital stock of Belleville have been validly issued and are fully paid and nonassessable, and, except as set forth on Schedule 4.03, are owned by ISP Holdings free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

            Section 4.04. Authority Relative to this Agreement. ISP Holdings has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ISP Holdings and, except for the approval of this Agreement in accordance with the DGCL by the stockholders of ISP Holdings, no other corporate proceeding on the part of ISP



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Holdings is necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by ISP Holdings and constitutes a valid and binding obligation of ISP Holdings enforceable against it in accordance with its terms, subject to (i) approval in accordance with the DGCL of the stockholders of ISP Holdings and (ii) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

            Section 4.05. Consents and Approvals; No Violation. Except for applicable requirements of the Securities Act and the Exchange Act, filings with various state blue sky authorities and filing and recordation of appropriate merger documents as required by the DGCL and the corporate law of the other states in which the Constituent Corporations are qualified to do business, no filing with or notice to, and no permit, authorization, consent or approval of, any public body or authority or any other person, the absence of which could reasonably be expected to, either individually or in the aggregate, have a material adverse effect on the business, operations or financial condition of ISP Holdings and Belleville, taken as a whole (a "Material Adverse Effect"), is necessary for the execution and delivery by ISP Holdings of this Agreement or the consummation by ISP Holdings of the transactions contemplated by this Agreement. Except as set forth in Schedule 4.05, neither the execution, delivery and performance by ISP Holdings of this Agreement nor the consummation by ISP Holdings of the transactions contemplated hereby nor compliance by ISP Holdings with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or By-Laws of ISP Holdings,
(ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease agreement or other instrument or obligation to which ISP Holdings is a party or by which ISP Holdings or any of its properties or assets may be bound or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ISP Holdings or any of its properties or assets, except with respect to clauses (ii)



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and (iii), such violations, breaches or defaults which, either individually or in the aggregate, would not have a Material Adverse Effect.

            Section 4.06. Proxy Statement. None of the information supplied or to be supplied by ISP Holdings for inclusion or incorporation by reference in the Proxy Statement or the Registration Statement will, (a) in the case of the Registration Statement, at the time it is filed with the SEC or any other regulatory authority, at the time it becomes effective and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Proxy Statement, at the time it is filed with the SEC or any other regulatory authority, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto, at the time of the meetings of the stockholders to which the Proxy Statement relates and at the Effective Date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Date any event with respect to ISP Holdings, its officers and directors or any of its subsidiaries (other than ISP and its subsidiaries) should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Registration Statement, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of ISP. The Proxy Statement and any other SEC filing will comply (with respect to ISP Holdings) in all material respects, as to form, with the applicable requirements of each of the Exchange Act and the Securities Act and the respective rules and regulations thereunder.

            Section 4.07. SEC Documents. ISP Holdings has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission ("SEC") since December 24, 1996 through the date hereof (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of ISP Holdings included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly present the consolidated financial position of ISP Holdings as of its date, and each of the consolidated statements of income, retained earnings and cash flows of ISP Holdings included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of ISP Holdings for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. The unaudited, unconsolidated balance sheet of ISP Holdings as of February 22, 1998 attached hereto as Schedule 4.07 (the "Unconsolidated Balance Sheet") fairly presents the unconsolidated financial position of ISP Holdings as of such date in accordance with generally accepted accounting principles consistently applied as of the date thereof, except as may be noted therein.

            Section 4.08. Compliance with Laws. Each of ISP Holdings and Belleville, and to the best knowledge of ISP Holdings, all of their respective officers, directors, employees, consultants and agents have complied and are in compliance in all material respects with all applicable statutes, regulations, rules, orders, ordinances, judgments, decrees, permits, franchises, licenses and other laws of the United States of America, all state, local and foreign governments and other governmental bodies and authorities, and agencies of any of the foregoing ("Governmental Authority") to which it is subject, except to the extent noncompliance would not have a Material Adverse Effect. Neither ISP Holdings nor Belleville has received any notice or other communication to the effect that, or otherwise been advised or become aware that, it or any activity conducted or monitored by it is not so in compliance with any of such statutes, regulations and orders, ordinances, other laws or undertakings, and ISP Holdings has no reason to anticipate that any presently existing circumstances are likely to result in violations of any such regulations which would have a Material Adverse Effect.

            Section 4.09. Litigation and Claims. Neither ISP Holdings nor Belleville is subject to any continuing order of, or written agreement or memorandum of understanding with, or continuing material investigation by any Governmental Authority or any judgment, order, writ, injunction, decree, or award of any Governmental Authority or any court or arbitrator, and there is no claim, action, suit, litigation, proceeding, arbitration, investigation, or controversy affecting ISP Holdings or Belleville or, to the knowledge of ISP Holdings, threatened, nor is there any valid basis known to ISP Holdings for any such claim, action, suit, litigation, proceeding, arbitration, investigation or controversy except for matters which would not have a Material Adverse Effect.

            Section 4.10.  Taxes and Tax Returns.
(a)  Definitions:

                  "Code" means the Internal Revenue Code of 1986, as amended. All citations to provisions of the Code, or to the Treasury Regulations promulgated thereunder, shall include any amendments thereto and any substitute or successor provisions thereto.

                  "Taxes" means all taxes, charges, fees, levies or other assessments, including income, gross receipts, employment, excise, withholding, property, sales, use, transfer, license, payroll and franchise taxes, including under Treasury Regulation ss. 1.1502-6 or any similar provision under state or local law, pursuant to any agreement to share taxes, or as a transferee of assets, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local or foreign government or subdivision or agency thereof.

                  "Taxable Period" means any taxable year or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such period or portion thereof, e.g., a quarter) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  "Tax Return" shall mean any report, return, election, notice or other information required to be supplied to a taxing authority in connection with Taxes.

            (b) All material Tax Returns required to be filed by or with respect to ISP Holdings or Belleville for all

Taxable Periods ending on or before the date hereof or the Effective Date have been or will be timely filed. All such Tax Returns (i) were (or, to the extent not yet filed, will be) prepared in the manner required by applicable law, (ii) are (or, to the extent not yet filed, will be) true, correct, and complete in all material respects, and (iii) except to the extent that a proper reserve for Taxes (without regard to deferred Taxes) has been reflected on the Unconsolidated Balance Sheet in accordance with GAAP, reflect (or, to the extent not yet filed, will reflect) the liability for Taxes of ISP Holdings and Belleville. No adjustment to any such Tax Return has been proposed or threatened formally or informally by any Taxing authority.

            (c) ISP Holdings and Belleville have made (or there has been made on its behalf) all required current estimated Tax payments sufficient to avoid any material underpayment penalties.

            (d) ISP Holdings and Belleville have (i) timely paid or caused to be paid or will cause to be timely paid all Taxes that are or were due on or prior to the date hereof or the Effective Date, whether or not such Taxes are or were shown (or required to be shown) on a Tax Return, except to the extent that a proper reserve for Taxes (without regard to deferred Taxes) has been reflected on the Unconsolidated Balance Sheet, in accordance with GAAP, and (ii) provided a sufficient reserve for the payment of all Taxes not yet due and payable on the Unconsolidated Balance Sheet, except, in the case of clauses (i) or (ii), for Taxes incurred in the ordinary course of business after the date of the Unconsolidated Balance Sheet which Taxes are not material. There are no Taxes that would be due with respect to ISP Holdings or Belleville if asserted either by a Taxing authority or by a party to one of the tax sharing agreements referred to in Section 4.10(g), except with respect to which ISP Holdings is maintaining adequate reserves (without regard to deferred Taxes) on such Unconsolidated Balance Sheet.

            (e) No material claim has ever been made in writing by any Taxing authority with respect to ISP Holdings in a jurisdiction where ISP Holdings or Belleville do not file reports or returns that ISP Holdings or Belleville is or may be subject to Tax by that jurisdiction. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of ISP Holdings.

            (f) Neither ISP Holdings nor Belleville has agreed nor is required to include in income or make any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local or foreign law) by reason of a change in accounting or otherwise. Neither ISP Holdings nor Belleville has disposed of any material property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code.

            (g) Neither ISP Holdings nor Belleville is a party to any agreement (other than the Tax Sharing Agreement, dated October 18, 1996, among GAF Corporation ("GAF"), ISP Holdings and other affiliates of GAF, the Indemnification Agreement, dated October 18, 1996, among GAF, ISP Holdings and other affiliates of GAF and the Tax Sharing Agreement, dated January 1, 1997, between ISP Holdings and ISP) to share Taxes with respect to any Taxable Period.

            (h) There is no contract, agreement, plan or arrangement covering any person that, individually or collectively, could, as a result of the Merger, give rise to the payment of any amount that would not be deductible by ISP Holdings or Belleville by reason of Section 280G of the Code.

            Section 4.11. Environmental, Health and Safety ("EHS") Matters. (a)
Definitions:

            "Contaminant" means any pollutant, hazardous substance, radioactive substance, toxic substance, hazardous waste, medical waste, radioactive waste, special waste, petroleum or petroleum-derived substance or waste product, asbestos, PCBs, or any hazardous or toxic constituent thereof and includes any waste product, or other substance defined in or regulated under EHS Requirements of Law.

            "EHS Liabilities" means all claims, judgments, damages (including punitive damages), losses, penalties, fines, interest, fees, liabilities (including strict liability), encumbrances, liens, costs, and expenses of investigation and defense of any claim, whether or not such claim is ultimately defeated, and of any good faith settlement of judgment, of whatever kind or nature, contingent or otherwise, matured or unmatured, foreseeable or unforeseeable, including reasonable attorneys' fees and disbursements and consultants' fees, any of which are incurred at any time as a result of the existence of Contaminants at any location or noncompliance with EHS Requirements of Law, including:

                (i) Damages for personal injury or threatened personal injury (including sickness, disease or death), or injury or threatened injury to property or natural resources, foreseeable or unforeseeable, including the cost of demolition and rebuilding of any improvements on real property;

               (ii) Reasonable fees incurred for the services of attorneys, consultants, contractors, doctors, experts, laboratories and all other reasonable costs incurred in connection with any damages as described in subparagraph (i) of this definition, and the investigation or remediation of Contaminants or the suspected presence of Contaminants or the violation or threatened violation of EHS Requirements of Law including the preparation of any feasibility studies or reports or the performance of any investigations, cleanup, treatment, remediation, removal, response, abatement, containment, closure, storage, disposal, transport, restoration or monitoring work required by any federal, state, local or foreign governmental agency or political subdivision, or otherwise expended in connection with such conditions, and including any reasonable attorneys' fees, costs and expenses incurred in enforcing this Agreement or collecting any sums due hereunder; and

              (iii) Liability to any third person or Governmental Authority to indemnify such person or Governmental Authority for costs expended in connection with the items referenced in subparagraphs (i) and (ii) of this definition.

            "EHS Requirements of Law" means all federal, state, local and foreign laws, statutes, codes, ordinances, rules, regulations, directives, binding policies, EHS permits, or orders relating to or addressing the environment, health or safety, including any law, statute, code, ordinance, rule, regulation, directive, binding policy, EHS permit or order relating to (x) the use, handling or disposal of any Contaminant or (y) workplace or worker safety and health, as such requirements are promulgated by the specifically authorized Governmental Authority responsible for administering such requirements.

            (b) Neither ISP Holdings nor Belleville is individually subject to EHS Liabilities which alone or aggregated with those of the other entity, would have a Material Adverse Effect.

            Section 4.12. Employees and Employee Plans. Except as referred to in
Section 4.02, neither ISP Holdings nor Belleville has any liability or obligation, contingent or otherwise, to or in respect of any of their current or former employees or independent contractors. Without limiting the generality of the foregoing, neither ISP Holdings nor Belleville has any liability or obligation, contingent or otherwise, to or in respect of any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), which is now or has at any time in the past been maintained, sponsored or contributed by ISP Holdings or Belleville or any entity that is treated as a single employer with any of the foregoing (other than ISP and its subsidiaries) for purposes of Section 414 of the Code other than those arising under plans maintained by ISP or its subsidiaries.

            Section 4.13. No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of ISP Holdings or Belleville.

            Section 4.14. Absence of Certain Changes. Since December 24, 1996, except as disclosed in the Company Reports, ISP Holdings has conducted its business only in the ordinary course of such business, and there has not been any change in or effect on the business, earnings, assets, liabilities, financial or other condition or results of operations of ISP Holdings that has had or would have a Material Adverse Effect and no fact or condition exists or is reasonably contemplated or threatened which ISP Holdings believes has a reasonable probability of resulting in any change in or effect on the business, earnings, assets, liabilities, financial or other condition, results of operations of ISP Holdings or Belleville.

            Section 4.15. Absence of Undisclosed Liabilities. Neither ISP Holdings nor Belleville has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether due or to become due, except (a) liabilities or obligations reflected or reserved against in the Company Reports of ISP Holdings and (b) liabilities or obligations which would not have a Material Adverse Effect.

            Section 4.16. Title to Properties and Related Matters. Except as set forth on Schedule 4.16, neither ISP Holdings nor Belleville owns or leases any real property.

            All representations and warranties contained herein which refer to ISP Holdings shall be deemed to relate to ISP Holdings alone, and not to ISP Holdings consolidated with its subsidiaries.


                                    ARTICLE V

                                    COVENANTS

            Section 5.01. Capitalization. Prior to the Effective Date, unless the other party to this Agreement shall agree (provided, in the case of ISP, that the Committee shall have concurred in the manner set forth in Section 11.10) in writing and except as otherwise expressly permitted or contemplated by this Agreement:

            (a) neither ISP Holdings nor ISP shall split, combine or reclassify the outstanding shares of ISP Holdings Common Stock or ISP Common Stock, respectively, or declare, set aside or pay any dividend payable in cash, stock or property or make any distribution with respect to the outstanding shares of ISP Holdings Common Stock or ISP Common Stock, respectively; or, except for the repurchase of (i) ISP Holdings Common Stock in accordance with the agreements listed on Schedule 4.02 and (ii) up to 105,000 shares of ISP Common Stock pursuant to ISP's existing stock buy-back program, redeem, purchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire), directly or indirectly, any shares of ISP Holdings Common Stock or ISP Common Stock, respectively; and

            (b) neither ISP Holdings nor ISP, or any of their respective subsidiaries shall issue or agree to issue any additional shares of ISP Holdings Common Stock or ISP Common Stock, respectively, or options, warrants or rights of any kind to acquire any shares of ISP Holdings Common Stock or ISP Common Stock, respectively, other than, in the case of ISP, (i) ISP Stock Options issuable pursuant to the ISP Incentive Plan or (ii) shares issuable pursuant to the exercise of ISP Stock Options outstanding on the date hereof or hereafter granted pursuant to the ISP Incentive Plan.

            Section 5.02. Certain Actions Pending Merger. Prior to the Effective Date, neither ISP Holdings nor Belleville shall (i) grant any general increase in compensation to its employees as a class, or to its officers or directors, except in accordance with past practice or as required by law, or increases which are not material, or the payment of year-end bonuses in accordance with past practice, (ii) effect any change in retirement benefits to any class of employees or officers (unless any such change shall be required by applicable law) which would increase its retirement benefit liabilities, (iii) adopt, enter into, or amend or modify any ISP Holdings benefit plan, (iv) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers, (v) incur any liabilities or obligations except in accordance with past practices, which practices shall include borrowings from ISP and its subsidiaries, or (vi) engage in any transaction other than (A) investments conducted in accordance with past practices or (B) transactions with ISP and its subsidiaries conducted in accordance with past practices.

            Section 5.03. Conduct of Business by ISP Holdings and ISP Pending the Merger. During the period from the date of this Agreement and continuing until the Effective Date, ISP Holdings and ISP agree that (except as expressly contemplated or permitted by this Agreement) neither ISP Holdings nor ISP shall
(a) knowingly take any action that would, or would be reasonably likely to, result in any of the representations and warranties of ISP Holdings or ISP set forth in this Agreement not being true in all material respects or in any of the conditions to the Merger set forth in Articles VI, VII and VIII not being satisfied or (b) take any action or omit to take any action which would be reasonably likely to prevent either (i) the Transfer from constituting an exchange governed by Section 351(a) of the Code or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

            Section 5.04. Registration Statement. ISP Holdings shall promptly prepare and file with the SEC a registration statement (the "Registration Statement") with respect to the shares of New ISP Common Stock to be issued to the stockholders of ISP in the Merger and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. ISP Holdings also shall use its best efforts to take any reasonable action required to be taken under state blue sky or securities laws (collectively, "Blue Sky Laws") in connection with the issuance of shares of New ISP Common Stock pursuant to the Merger, and ISP Holdings and ISP shall each furnish all information concerning ISP Holdings and ISP and the holders of shares of ISP Common Stock, as the case may be, and shall take such other action as the other may be reasonably requested in connection with any such action.

            Section 5.05. ISP Stockholder Approval. (a) ISP shall take, subject to the provisions of subsection (c) hereof, all steps necessary to call, give notice of, convene and hold a special meeting of its stockholders (the "ISP Stockholders Meeting"), and shall prepare, file with the SEC and, when and if the Registration Statement is declared effective, mail to ISP's Stockholders the Proxy Statement, for the purpose of adopting and approving this Agreement and the transactions contemplated hereby (including adopting and approving an amendment to the ISP Incentive Plan to increase the authorized number of shares of New ISP Common Stock available for issuance thereunder as contemplated by
Section 2.03) and for such other purposes as may be necessary or desirable.

            (b) ISP Holdings shall vote, or cause to be voted, all shares of ISP Common Stock beneficially owned by ISP Holdings in favor of this Agreement and the transactions contemplated hereby.

            (c) The Committee has unanimously recommended to the Board of Directors of ISP that the Merger is fair to and in the best interests of the Unaffiliated Stockholders. Based upon the recommendation of the Committee, the Board of Directors of ISP has determined that the Merger is advisable and in the best interests of the Unaffiliated Stockholders and shall, subject to their fiduciary duties under Delaware law, recommend to its stockholders the adoption and approval of this Agreement and the transactions contemplated hereby and shall, subject to their fiduciary duties under Delaware law, use its reasonable efforts to obtain the necessary approvals by its stockholders of the Merger and the transactions contemplated hereby.

            Section 5.06. ISP Holdings Stockholder Approval. ISP Holdings shall take all steps necessary to call, give notice of, convene and hold a special meeting, or in lieu thereof, obtain the written consent, of its stockholders (the "ISP Holdings Stockholders Meeting"), and shall mail to its stockholders prior to the ISP Holdings Stockholder Meeting information regarding the Merger for the purpose of adopting and approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable in connection therewith.

            Section 5.07. Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary or desirable action.

            Section 5.08. Exchange Listing. ISP Holdings shall use its best efforts to effect, on or before the Effective Date, approval for listing on the New York Stock Exchange (the "NYSE") upon official notice of issuance, the shares of New ISP Common Stock to be issued pursuant to the Merger.

            Section 5.09. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses except as expressly provided herein; provided, however, that in the event that the Merger is not consummated, all costs and expenses incurred in connection with this Agreement by both parties hereto, shall be paid exclusively by ISP Holdings.

            Section 5.10. Inspection of Records. From the date hereof to the Effective Date, each of ISP Holdings and ISP shall (i) allow all designated officers, attorneys, financial advisors, accountants and other representatives of the other reasonable access at all reasonable times to the offices, records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of ISP Holdings and ISP and their respective subsidiaries, as the case may be, (ii) furnish to the other, the other's counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of ISP Holdings and ISP, as the case may be, to cooperate with the other in the other's investigation of the business of it and its subsidiaries.

            Section 5.11. Transfer of Assets. ISP shall take, no later than immediately prior to the Effective Date and in accordance with the direction of ISP Holdings herein made, all steps necessary to effect the Transfer.

                                   ARTICLE VI
                        CONDITIONS TO THE OBLIGATIONS OF
                               ISP HOLDINGS OR ISP

            The respective obligations of each party to effect the Merger shall be subject to the fulfillment on or prior to the Closing Date (as defined in Section 9.01) of the following conditions:

            Section 6.01. Stockholder Approval of Agreement. This Agreement and the transactions contemplated hereby shall have been adopted by (i) the affirmative vote of the holders of at least a majority of the outstanding shares of ISP Common Stock at the ISP Stockholders Meeting and (ii) the affirmative vote (or written consent in lieu thereof) of at least a majority of the outstanding shares of ISP Holdings Common Stock.

            Section 6.02. Certain Proceedings. No preliminary or permanent injunction or restraining order or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect which would prevent the consummation of the Merger or the other transactions contemplated by this Agreement (each party agreeing to use its best efforts (as set forth in Section
6.05 hereof) to have any such injunction or restraining order or other order, decree or ruling lifted) and no action, suit, claim or proceeding by a governmental authority before any domestic court, governmental commission or administrative or regulatory authority shall have been commenced and be pending which seeks to restrain, prevent or materially delay or restructure the transactions contemplated by this Agreement or which otherwise questions the validity or legality of any such transaction, other than actions, suits, claims and proceedings which, in the reasonable opinion of counsel to the relevant party, are unlikely to result in an adverse judgment.

            Section 6.03. Registration Statement. The Registration Statement shall have been declared effective and no stop order suspending such effectiveness shall have been issued or proceedings for that purpose shall have been instituted.

            Section 6.04. Tax Opinion. There shall have been delivered to ISP and ISP Holdings an opinion of Weil,

Gotshal & Manges LLP, which opinion shall be reasonably satisfactory to the Committee, to the effect that for federal income tax purposes (i) the Transfer and Merger will be treated as tax-free transactions pursuant to Sections 351 and 368 of the Code and (ii) no income, gain or loss will be recognized by ISP Holdings, ISP, Newco, any of their respective subsidiaries or any Unaffiliated Stockholder by reason of the Transfer and/or the Merger. In rendering such opinion, Weil, Gotshal & Manges LLP shall receive and be entitled to rely upon reasonable customary representations to be contained in certificates of ISP and ISP Holdings.

            Section 6.05. NYSE Listing. The shares of New ISP Common Stock required to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

            Section 6.06. Blue Sky Laws. ISP Holdings shall have received all Blue Sky Law authorizations necessary to issue the shares of New ISP Common Stock in the Merger.

            Section 6.07. Regulatory Approvals. All consents, approvals, permits and authorizations required to be obtained prior to the Effective Date from governmental and regulatory authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by ISP Holdings and ISP shall have been obtained without restrictions, except where the failure to obtain such consents, approvals, permits and authorizations would not have a Material Adverse Effect.

            Section 6.08. Transfer. The Transfer shall have been consummated to the reasonable satisfaction of ISP Holdings and ISP.


                                   ARTICLE VII
                       CONDITIONS TO THE OBLIGATION OF ISP

            The obligation of ISP to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

            Section 7.01. Representations and Warranties True. The representations and warranties of ISP Holdings contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

            Section 7.02. Performance of Obligations. ISP Holdings shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Effective Date.


                                  ARTICLE VIII
                  CONDITIONS TO THE OBLIGATION OF ISP HOLDINGS

            The obligation of ISP Holdings under this Agreement to effect the Merger shall be subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

            Section 8.01. Representations and Warranties True. The representations and warranties of ISP contained herein shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

            Section 8.02. Performance of Obligations. ISP shall have performed in all material respects its agreements contained in this Agreement required to be performed by it on or prior to the Effective Date.


                                   ARTICLE IX
                                     CLOSING

            Section 9.01. Time and Place. Subject to the provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, as soon as practicable but in no event later than two business days after the date on which each of the conditions set forth in Articles VI, VII and VIII has been satisfied or waived by the party or parties entitled to the benefit of such condition; or at such other place, at such other time, or on such other date as ISP Holdings and ISP may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            Section 9.02. Filings at the Closing. Subject to the provisions of Articles VI, VII and VIII hereof, immediately after the Closing ISP Holdings and ISP shall cause the Certificate of Merger to be filed and recorded in accordance with the provisions of Section 251 of the DGCL, and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                    ARTICLE X
                           TERMINATION AND ABANDONMENT

            Section 10.01. Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the stockholders of ISP or the stockholders of ISP Holdings:

            (a) by mutual consent of the Boards of Directors of ISP Holdings and ISP;

            (b) by ISP Holdings or ISP if, without fault of such terminating party, the Merger shall not have been consummated on or before 180 days from the date hereof, which date may be extended by the mutual consent of the Boards of Directors of ISP Holdings and ISP;

            (c) by ISP Holdings or ISP if any court of competent jurisdiction in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or the other transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable; or

            (d) by the Committee or ISP Holdings if the Committee determines in good faith, after consultation with J.P. Morgan and outside counsel to the Committee, that the Committee's fiduciary obligations under applicable law require it to withdraw its recommendation of this Agreement and the transactions contemplated hereby.

            Section 10.02. Procedure and Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.01(a), the Merger shall be abandoned, without further action by any of the parties hereto. In the event of termination and abandonment of the Merger by ISP Holdings or ISP pursuant to
Section 10.01(b) or (c), written notice thereof shall forthwith be given to the other and this Agreement shall terminate and the Merger shall be abandoned, without further action by any of the parties hereto.


                                   ARTICLE XI

                                  MISCELLANEOUS

            Section 11.01. Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of ISP Holdings and ISP at any time prior to the Effective Date with respect to any of the terms contained herein; provided, however, that after this Agreement is adopted by the ISP stockholders pursuant to Section 5.04 or by the ISP Holdings stockholders pursuant to Section 5.05, no such amendment or modification shall decrease the amount or change the form of consideration to be delivered to the stockholders of ISP or ISP Holdings, as the case may be.

            Section 11.02. Waiver of Compliance; Consents. Any failure of ISP, on the one hand, or ISP Holdings, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by ISP Holdings or ISP, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.02.

            Section 11.03. Indemnification by Surviving Corporation.

            (a) From and after the Effective Date, the Surviving Corporation shall indemnify, defend and hold harmless each person who is now an officer or director of ISP against all losses, claims, damages, costs, expenses or liabilities or in connection with any claim, action, suit, proceeding or investigation arising out of the fact that such person is an officer or director of ISP (or out of any action taken by any such person on behalf of ISP), pertaining to any matter existing or occurring on or prior to the Effective Date (including the transactions contemplated by this Agreement), whether asserted or claimed



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prior to, or on or after, the Effective Date. In each case such indemnification shall be to the full extent permitted under applicable law (and the Surviving Corporation will pay expenses in advance of the final disposition of any such action or proceeding to each such director or officer of ISP seeking indemnification hereunder to the full extent permitted by law).

            (b) For a period of six years after the Effective Date, the Surviving Corporation shall maintain officers' and directors' liability insurance for all persons currently covered under ISP's officers' and directors' liability insurance policies, in their capacities as officers and directors, on terms substantially no less advantageous to the covered persons than such existing insurance, pertaining to any matter existing or occurring on or prior to the Effective Date (including the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after the Effective Date; provided, however, that the Surviving Corporation shall not be required to maintain or procure such coverage to pay an annual premium in excess of 200% of the current annual premium paid by ISP for its existing coverage (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of 200% of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to 200% of the Cap.

            (c) This Section 11.03 shall survive the consummation of the Merger. The provisions of this Section 11.03 are intended to be for the benefit of, and shall be enforceable by the present directors or officers of ISP, as the case may be. The rights provided under this Section 11.03 shall be in addition to, and not in lieu of, any rights to indemnity which any party may have under the Certificate of Incorporation or By-Laws of ISP or the Surviving Corporation or any other agreements. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any individual, corporation or any other entity, in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 11.03.




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
            Section 11.04. Non-Survival of Warranties. Each and every representation and warranty contained herein shall expire with, and be terminated and extinguished by, the Merger, or the termination of this Agreement pursuant to Section 10.01 or otherwise; and thereafter neither ISP Holdings nor ISP, nor any officer or director thereof shall be under any liability whatsoever with respect to any such representation or warranty. This Section 11.04 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing.

            Section 11.05. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

            (a)   if to ISP Holdings, to

                  c/o ISP Management Company, Inc.
                  1361 Alps Road
                  Wayne, New Jersey  07470
                  Attention:  General Counsel

                  with a copy to

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York  10153
                  Attention:  Stephen E. Jacobs, Esq.

            (b)   if to ISP, to

                  International Specialty Products
                  1361 Alps Road
                  Wayne, New Jersey  07470
                  Attention:  General Counsel

                  with a copy to:

                  Dewey Ballantine LLP
                  1301 Avenue of the Americas
                  New York, NY  10019-6092



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
                  Attention:  Morton A. Pierce, Esq.

            Section 11.06. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, prior to the Effective Date, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto; provided, however, that the provisions of Section 11.03 shall inure to the benefit of and be enforceable by the persons identified thereunder.

            Section 11.07. Governing Law. This Agreement shall be governed by the laws of the State of Delaware (without regard to its conflicts of law provisions) as to all matters, including matters of validity, construction, effect, performance and remedies.

            Section 11.08. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 11.09. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, the term (i) "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization and a government or any department or agency thereof and (ii) "including" and words of similar import shall mean "including, without limitation."

            Section 11.10. Actions of ISP. Prior to the Effective Date, any action, approval, authorization, waiver or consent of ISP (including the Board of Directors of ISP) required or permitted by this Agreement shall be deemed to have been taken or given only if such action, approval, authorization, waiver or consent shall have received the approval of the Committee and shall be effective with such approval.

            Section 11.11. Entire Agreement. This Agreement, including the documents and instruments referred to herein,



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embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings of the parties hereto with respect to such subject matter. There are no promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein.

            Section 11.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.


            IN WITNESS WHEREOF, ISP Holdings and ISP have caused this Agreement to be signed by their respective duly authorized officers on the date first above written.


                                    ISP HOLDINGS INC.

                                    By: /s/ Richard A. Weinberg
                                        ---------------------------------
                                    Name:  Richard A. Weinberg
                                    Title: Senior Vice President &
                                            General Counsel


                                    INTERNATIONAL SPECIALTY PRODUCTS INC.

                                    By: /s/ James P. Rogers
                                        ---------------------------------
                                    Name:  James P. Rogers
                                    Title: Executive Vice President, Finance




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